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                                                          Exhibit 99.2


                                                               December 17, 1997
                                                        At Central Reserve Life:
                                                                  Fred Lick, Jr.
                                                       Chairman, President & CEO
                                                                  (216) 572-2400

                                                              Frank Grimone, CFO
                                                                  (216) 572-2400

                                                         At SM Berger & Company:
                                                                 Anne S. Babcock
                                                                  (216) 464-6400


FOR IMMEDIATE RELEASE

                       CENTRAL RESERVE LIFE CORPORATION
                          SECURES INTERIM FINANCING


Strongsville, Ohio (December 17, 1997) -- Central Reserve Life Corporation (Nasdaq: CRLC) today announced that, through Strategic Acquisition Partners, LLC, it has received the proceeds of a $20 million interim loan due April 1, 1998. Approximately $14 million of the net proceeds from the loan have been invested in the Company's insurance subsidiary, Central Reserve Life Insurance Company (CRL). The balance of the net proceeds will be used to satisfy the Company's $5.2 million loan from the Huntington National Bank. In conjunction with the funding of the interim loan, CRL also entered into a $10 million reinsurance agreement with the Reassurance Company of Hannover and issued warrants to acquire 800,000 shares of common stock at $6.00 per share on the terms previously announced.

In a statement released on December 2, 1997, Central Reserve Life Corporation and Strategic Acquisition Partners announced that they had entered into a definitive stock purchase agreement. Under the terms of the agreement, the Company will issue to Strategic Acquisition Partners 5,000,000 shares of its common stock and warrants to acquire up to 2,500,000 shares of its common stock for $27.5 million. The interim loan will be repaid with proceeds of the stock and warrant issuance.

Central Reserve Life Corporation, through its Ohio-domiciled life insurance company, Central Reserve Life Insurance Company (CRL), specializes in meeting the insurance needs of small to mid-size businesses and individuals. Among the products CRL offers are life insurance, annuities, accident and health insurance, short-term major medical and long-term disability.